EXHIBIT (a)(1)(i)

CC MEDIA HOLDINGS, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS TO PURCHASE CLASS A COMMON STOCK

FOR SHARES OF CLASS A COMMON STOCK

THIS OFFER AND ALL WITHDRAWAL RIGHTS EXPIRE

AT 11:59 P.M., EASTERN STANDARD TIME, ON NOVEMBER 19, 2012

UNLESS THIS OFFER IS EXTENDED OR TERMINATED

The date of this Offer is October 22, 2012

CC Media Holdings, Inc., which is sometimes referred to in this Offer to Exchange as the “Company,” “CC Media,” “our,” “us” and “we,” is offering (the “Offer”) eligible employees of CC Media and its direct and indirect subsidiaries the opportunity to exchange outstanding options to purchase shares of our Class A common stock, par value $0.001 per share (the “Common Stock”), granted under the Clear Channel 2008 Executive Incentive Plan (the “Plan”) that have a per share exercise price equal to $10.00, which we refer to as “Eligible Options” or “Eligible Option awards,” for shares of Common Stock, which we refer to as “Replacement Shares” or “Replacement Share awards,” granted as of the date of the commencement of this Offer in an amount equal to 90.0% of the number of shares of Common Stock underlying such person’s Eligible Options tendered and accepted for exchange, on the terms and under the conditions set forth in this Offer to Exchange (the “Exchange Program”).

An individual will be eligible to participate in the Exchange Program provided that, during the entire period from and including October 22, 2012 through the expiration of the Offer, which we refer to as the “Eligibility Period,” he or she satisfies all of the following conditions:

•

Is actively employed by CC Media or a subsidiary of CC Media, or is receiving long-term disability benefits from CC Media or a subsidiary of CC Media, or is on one of the following short-term leaves, as defined by CC Media or such subsidiary:

•	Military leave;

•	Short-term disability leave;

•	Family medical leave;

•	Short-term personal leave;

•	Health leave; or

•	Other short-term leave approved by CC Media or such subsidiary; and

•	Holds at least one Eligible Option.

Current and former members of the board of directors of CC Media (the “Board”), including any current or former member of the Board who also serves as an employee of CC Media or its subsidiaries, will not be eligible to participate in the Offer.

In this Offer to Exchange, we refer to the individuals who are eligible to participate in the Exchange Program as “Eligible Persons.”

i

In addition to the Replacement Shares, as of the date of the commencement of this Offer, CC Media granted to each Eligible Person shares of Common Stock, which we refer to as “Additional Shares,” in an amount equal to 65.0% of the number of shares of Common Stock underlying such person’s Eligible Options, subject to the terms and conditions set forth herein. With respect to any Eligible Person who (i) participates in the Offer and (ii) timely delivers a properly completed election under Internal Revenue Code (the “Code”) Section 83(b) (an “83(b) Election”), a form copy of which is attached hereto as Schedule B (an “83(b) Election Form”), and a personalized copy of which will be provided to you shortly after the commencement of the Offer, to CC Media no later than the expiration of the Offer (or November 19, 2012), CC Media intends to, on the terms and conditions described below, repurchase a number of Additional Shares equal in value up to the amount of the federal, state and local tax withholding (“Tax Withholding”) required to be made by CC Media in connection with the exchange, subject to a maximum amount (as described below). The per share repurchase price shall be the value of a share of Common Stock (as determined by CC Media) on the date of the commencement of the Offer. However, the aggregate value of Additional Shares that CC Media will repurchase from all Eligible Persons will not exceed $3.0 million. Any Additional Shares granted to an Eligible Person in excess of the amount repurchased by CC Media will be forfeited following the repurchase of the Additional Shares, and any Additional Shares granted to an Eligible Person who does not timely deliver a properly completed 83(b) Election Form will be forfeited at the expiration of the Offer. The purchase by CC Media of Additional Shares is referred to herein as the “Tax Assistance Program.”

In this Offer to Exchange, when we refer to a “Section,” unless otherwise indicated, we are referring to a Section of the discussion in this Offer to Exchange under the caption “This Offer,” which begins on page 8.

Each of the Eligible Options that may be exchanged pursuant to this Offer has been granted under the Plan. Replacement Shares and Additional Shares were granted under the Plan, subject to forfeiture if an Eligible Person becomes ineligible to participate in, or declines to participate in, the Offer, and are subject to the terms and conditions set forth in this Offer to Exchange, the CC Media Election to Participate Form, which we refer to as the “Election to Participate Form,” and/or the grant agreement applicable to an Eligible Person’s Replacement Shares, which we refer to as the “Restricted Stock Agreement.” Participation in the exchange and the Tax Assistance Program is entirely voluntary.

If you are an Eligible Person and you elect to participate in the Exchange Program, you must exchange all of your Eligible Options. Partial exchanges of less than all of your Eligible Options are not permitted. If you have previously exercised a portion of an Eligible Option award, only the portion of that grant which has not yet been exercised will be eligible to be exchanged in the Exchange Program.

All Eligible Options that are accepted for exchange pursuant to this Offer will be cancelled following the expiration of this Offer, currently scheduled to expire at 11:59 p.m., EST, on November 19, 2012. An Eligible Option award that is accepted for exchange will no longer be exercisable after the expiration of this Offer, unless the individual who tendered it for exchange ceases to be an Eligible Person before the end of the Eligibility Period, in which event the Replacement Share award and Additional Shares will terminate, expire and/or be forfeited and the Eligible Option award will remain outstanding and exercisable in accordance with its terms, notwithstanding any action the Company may have taken to cancel the Eligible Options or issue the Replacement Shares and/or Additional Shares, which will be void and of no force or effect if the tendering individual ceases to be an Eligible Person before the expiration of the Eligibility Period. If you elect to exchange Eligible Options pursuant to this Offer and your election is accepted, your Eligible Options will be exchanged for Replacement Shares granted under the Plan on the date of the commencement of the Offer. If you are not eligible to participate in the Offer or do not elect to participate in the Offer on the terms set forth herein, any Replacement Shares and Additional Shares granted to you will terminate, expire and/or be forfeited on the expiration date of the Offer.

Each Replacement Share award:

•

will be divided equally into two tranches with each tranche vesting, subject to the Eligible Person’s continuing employment, as follows (except in the case of certain senior managers, whose Replacement Shares may have a different vesting schedule):

•

Tranche 1: Tranche 1 Replacement Shares will vest in four equal annual installments on each of the first, second, third and fourth anniversaries of the original grant date(s) of the Eligible Options (and therefore, certain Replacement Shares may be vested immediately upon grant and, depending upon the number of your original grants, may vest over multiple schedules).

•	Tranche 2: Tranche 2 Replacement Shares shall only vest upon our achieving a 1.0x Return to Investor (as defined in the Restricted Stock Agreement).

ii

•

will provide that, in the event CC Media were to pay a dividend or other distribution in respect of its Common Stock, Eligible Persons holding vested Replacement Shares will be paid the dividend or distribution, as applicable. Dividends or distributions paid in respect of unvested Replacement Shares will be held by CC Media and paid to the Eligible Person when and if the related Replacement Shares ultimately vest. Any such dividend or distribution, as applicable, would be forfeited upon the related Replacement Shares being forfeited. If an Eligible Person makes an 83(b) Election with respect to their Replacement Shares, any dividends and/or distributions, as applicable, made in respect of unvested Replacement Shares would be taxable. In that event, CC Media intends to distribute from any such dividends and/or distributions, as applicable, an amount intended to cover applicable taxes, with the balance to be held as described above;

•	will have a ten-year term from the grant date of the Replacement Shares, such that any unvested Replacement Shares shall be forfeited if they do not vest as of such date;

•

will require an Eligible Person to agree that, in connection with a Public Offering (as defined in the Restricted Stock Agreement), upon request of the Company or an underwriter, the Eligible Person will be subject to certain lock-up provisions restricting the Eligible Person’s ability to transfer any Replacement Shares during a limited period following such Public Offering; and

•

will have the terms and conditions specified in the Restricted Stock Agreement (which, with respect to certain senior managers, may provide for additional restrictions on transfer and amendments to any existing “equity guarantee” arrangement).

Although our Board has approved this Offer, neither we nor our Board makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your Eligible Options. You must make your own personal decision whether to elect to exchange your Eligible Options pursuant to this Offer. We urge you to consult your personal financial and tax advisors before deciding whether to elect to exchange your Eligible Options.

This Offer is not conditioned upon a minimum aggregate number of Eligible Options being tendered for exchange. This Offer is subject to certain conditions which we describe in Section 7 of this Offer to Exchange.

Shares of our Common Stock are traded on the Over the Counter Bulletin Board (“OTCBB”) under the ticker symbol “CCMO”. On October 18, 2012, the closing price of one share of our Common Stock on the OTCBB was $2.92. We recommend that you obtain current market quotations for our Common Stock before deciding whether to participate in the Exchange Program.

As of September 30, 2012, options to purchase 4,608,360 shares of our Common Stock had been granted and were outstanding under the Plan. Of these options, Eligible Persons held Eligible Options to purchase a total of 2,335,196 shares of Common Stock under the Plan. Currently, there are 171 Eligible Persons, which includes four named executive officers of CC Media.

IMPORTANT

If you wish to participate in the Exchange Program, an Election to Participate Form, the form of Restricted Stock Agreement applicable to your Replacement Shares and an 83(b) Election Form are included with this Offer. A personalized 83(b) Election Form will be provided to you following the commencement of this Offer.

The completed Election to Participate Form should be sent to CC Media Holdings, Inc.:

•	by regular mail to CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209, Attn: Stock Plans Department;

•	by facsimile to (210) 832-3195; or

•	by e-mail to stockplans@clearchannel.com.

To participate, your Election to Participate Form must be received by us no later than 11:59 p.m., EST, on November 19, 2012, unless this Offer is extended by us. If your Eligible Options are properly tendered for exchange, and are not properly withdrawn and are accepted by us for exchange, you will receive an individualized Restricted Stock Agreement which must be executed by you following the closing of the Offer.

To be eligible to participate in the Tax Assistance Program, your properly completed 83(b) Election Form(s) must be received by us (pursuant to one of permitted methods set forth above) no later than 11:59 p.m., EST, on November 19, 2012. You are not required to make an 83(b) Election to participate in the Offer, but you are required to submit a properly completed 83(b) Election Form(s) to us prior to the expiration of the Offer to participate in the Tax Assistance Program.

3

CC Media is not making any recommendation, nor has CC Media authorized any person to make any recommendation on our behalf, as to whether you should exchange your Eligible Options or participate in the Tax Assistance Program, or refrain from doing so, pursuant to this Offer. You should rely only on the information contained in this document or other information to which we have referred you. CC Media has not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer to Exchange, the related Election to Participate Form or the form of Restricted Stock Agreement included with this Offer. If anyone makes any recommendation or representation to you or gives you any information other than the information and representations contained in this Offer to Exchange, the related Election to Participate Form or the Restricted Stock Agreement, you must not rely upon that recommendation, information or representation as having been made or authorized by CC Media.

Nothing in this Offer to Exchange shall be construed to give any person the right to remain in the employ of CC Media or any of its subsidiaries or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted by law. Nothing in this Offer to Exchange should be considered a contract or guarantee of employment, wages or compensation.

CC Media reserves the right to amend or terminate the Plan at any time, and the grant of any securities under the Plan, or this Offer, does not in any way obligate CC Media to grant additional securities or offer further opportunities to participate in any offer to exchange at any future time. The grant of any securities and any future securities under the Plan or in relation to this Offer is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, termination or similar pay, other than to the extent required by applicable law.

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v

INDEX TO SUMMARY TERM SHEET

		Page
EXCHANGE PROGRAM DESIGN AND PURPOSE		1

1.	What is the Exchange Program?	1

2.	Why are we conducting the Exchange Program?	1

3.	What are Eligible Options?	1

4.	Who are Eligible Persons?	1

5.	Who is not eligible to participate in the Exchange Program?	2

6.	What are Replacement Shares?	2

7.	How are Replacement Shares different from Eligible Options?	2

8.	What are Additional Shares?	2

9.	When will the Replacement Shares and Additional Shares vest?	3

10.	How many Replacement Shares will I be permitted to retain if I participate in the Exchange Program?	3

11.	Do I have to participate in the Exchange Program?	3

12.	When must I be an Eligible Person?	3

13.	Does participation in the Exchange Program create a right to continued employment?	3

14.	What happens if I leave CC Media or one of its subsidiaries because my employment is terminated by CC Media or one of its subsidiaries, I die or I otherwise become ineligible at any time during the Eligibility Period?	3

15.	Why can’t I just retain the Replacement Shares and Additional Shares without being required to forfeit my Eligible Options?	3

16.	If I participate in the Exchange Program, what will happen to my Eligible Options?	4

17.	What will happen to my Eligible Options if I choose not to participate?	4

18.	Will my participation in the Exchange Program affect my eligibility to receive future grants?	4

19.	What are the conditions to this Offer?	4

ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM		4

20.	How do I participate in the Exchange Program?	4

21.	How will I know my Eligible Options were exchanged?	4

22.	Is CC Media required to accept my Eligible Options for exchange?	4

23.	How do I obtain information about all of my Eligible Options?	4

24.	Must I submit my Eligible Option grant documents with my Election to Participate Form?	5

25.	What is the deadline to elect to participate in the Exchange Program?	5

26.	What will happen if my Election to Participate Form and/or 83(b) Election Form(s) are not received as required by the deadline?	5

27.	May I withdraw my election?	5

28.	How do I withdraw my election?	5

29.	If I have several different Eligible Option awards, may I elect to exchange one grant but not the others?	5

30.	May I exchange the remaining portion of an Eligible Option award that I have already partially exercised?	5

31.	May I exchange both the vested and unvested portions of an Eligible Option award?	5

32.	When will I receive my Replacement Share grant documents?	6

33.	What if I participate in the Offer and my employment with CC Media or any of its subsidiaries is terminated after the expiration of the Offer?	6

OTHER IMPORTANT QUESTIONS		6

34.	Are there any U.S. federal income tax consequences to my participation in the Exchange Program or the Tax Assistance Program?	6

35.	How should I decide whether or not to participate?	6

vi

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Offer. We urge you to read the following questions and answers carefully. We also urge you to read the remainder of this Offer to Exchange where you can find a more complete description of the topics in this Summary Term Sheet, the Election to Participate Form, the form of Restricted Stock Agreement and the 83(b) Election Form. Because each Eligible Person is in a different financial situation, we encourage you to consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program. Please review these questions and answers and the other materials provided to ensure that you are making an informed decision regarding whether or not to participate in the Exchange Program and/or the Tax Assistance Program.

The questions and answers have been separated into three categories:

•	Exchange Program Design and Purpose

•	Administration and Timing of Exchange Program

•	Other Important Questions

EXCHANGE PROGRAM DESIGN AND PURPOSE

1.	What is the Exchange Program?

The Exchange Program is a program being offered by CC Media to allow Eligible Persons to exchange their Eligible Options. The Exchange Program is entirely voluntary and will allow Eligible Persons to choose whether to keep their Eligible Options at the existing exercise prices and existing terms and conditions or to exchange those Eligible Options for fewer shares of Common Stock with different terms and conditions (as described herein). The Exchange Program does not pertain to, and will have no affect on, any securities you own other than Eligible Options.

2.	Why are we conducting the Exchange Program?

We have granted stock options to certain of our key employees and executive officers consistent with the view that stock-based incentive compensation plays a key role in our being able to recruit, motivate and retain qualified individuals to serve in leadership roles. While our compensation packages generally include a number of different components, we believe equity compensation is a key component as it encourages members of our leadership team to work toward our success and aligns their interests with those of our stockholders by providing them with a means by which they can benefit from increasing the value of our common stock. We believe that it is beneficial to our stockholders to maintain an incentive pool of shares that can be granted to retain and incentivize our key employees and executive officers.

We granted non-qualified options to purchase shares of our Common Stock under the Plan, of which options to purchase 4,608,360 shares were outstanding as of September 30, 2012. The average option exercise price is significantly higher than the current market price of our Common Stock. Although we continue to believe that stock options are an important component of our compensation program for members of our leadership team, we believe that options with an exercise price significantly greater than the current market price of our Common Stock are perceived by their holders as having a reduced incentive and retention effect. As a result, these options are not providing the incentive and retention value that our Board believes are necessary to ensure our future success and to grow the value of shares of our Common Stock. Therefore, we would like to offer you the opportunity to exchange these Eligible Options for a Replacement Share award, representing a reduced number of shares of Common Stock, subject to certain time-based and/or performance-based vesting restrictions.

3.	What are Eligible Options?

Eligible Options are those currently outstanding options to purchase from CC Media shares of CC Media Common Stock that (i) were granted under the Plan, (ii) have a per share exercise price equal to $10.00 and (iii) are held by Eligible Persons.

4.	Who are Eligible Persons?

An individual will be eligible to participate in the Exchange Program provided that, during the entire period from and including October 22, 2012 through the date of the expiration of the Offer, he or she satisfies all of the following conditions:

•

Is actively employed by CC Media or a subsidiary of CC Media, or is receiving long-term disability benefits from CC Media or a subsidiary of CC Media, or is on one of the following short-term leaves, as defined by CC Media or such subsidiary:

•	Military leave;

•	Short-term disability leave;

•	Family medical leave;

•	Short-term personal leave;

•	Health leave; or

•	Other short-term leave approved by CC Media or such subsidiary; and

•	Holds at least one Eligible Option.

5.	Who is not eligible to participate in the Exchange Program?

The following individuals are not eligible to participate in the Exchange Program:

•	Current and former members of our Board, including any current or former member of our Board who also serves as an employee of the Company or any of its subsidiaries;

•	Employees who are not employed by the Company or its subsidiaries on the expiration date of the Offer;

•	Retirees; and

•	Persons on short-term leave other than one of the short-term leaves described in the answer to Question 4 above.

6.	What are Replacement Shares?

Replacement Shares are the shares of Common Stock that have been conditionally granted to Eligible Persons and which may be retained in exchange for tendered and accepted Eligible Options, or forfeited if you do not tender your Eligible Options in the Offer.

7.	How are Replacement Shares different from Eligible Options?

Each Replacement Share award represents fewer shares of our Common Stock than the Eligible Option award for which it is exchanged, with different terms and conditions.

Generally, the Eligible Options are divided equally into three tranches. One tranche of the Eligible Options is subject to time-based vesting and vests in equal annual installments. A second tranche of the Eligible Options is eligible to vest in equal annual installments, subject to our achieving a 0.5x Return to Investor (as defined in the stock option agreements governing the Eligible Options). A third tranche of the Eligible Options is eligible to vest in equal annual installments, subject to our achieving a 2.0x Return to Investor (as defined in the stock option agreements governing the Eligible Options). The vesting schedule of each Replacement Share award is described in the answer to Question 9 below.

8.	What are Additional Shares?

Participating in the Exchange Program could result in the incurrence (including on an immediate basis) of certain tax liabilities by participants. CC Media intends, pursuant to the Tax Assistance Program, to assist participants in satisfying a partial or full amount of this tax obligation. On the date of the commencement of this Offer, CC Media granted Additional Shares to Eligible Persons in an amount equal to 65.0% of the number of shares of Common Stock underlying such person’s Eligible Options.

At the conclusion of the Offer, CC Media intends (on the terms and conditions described herein) to repurchase a number of Additional Shares equal in value up to the amount of the Tax Withholding required to be made by CC Media in connection with the exchange, subject to a maximum amount. The per share repurchase price will be the value of a share of Common Stock (as determined by CC Media) on the date of the commencement of the Offer. The aggregate value of Additional Shares that CC Media will repurchase from all Eligible Persons will not exceed $3.0 million. Any Additional Shares granted to an Eligible Person in excess of the amount repurchased by CC Media will be forfeited at the expiration of the Offer. To be eligible to participate in the Tax Assistance Program, an Eligible Person must (i) participate in the Offer and (ii) submit a properly completed 83(b) Election Form(s) to us prior to the expiration of the Offer. You should note that this program may only cover a portion of your Tax Withholding and any excess amount (which could be material) will be your responsibility.

9.	When will the Replacement Shares and Additional Shares vest?

Each Replacement Share award is divided equally into two tranches. One tranche of the Replacement Shares will be subject to time-based vesting and one tranche of the Replacement Shares will be subject to performance-based vesting, in each case, subject to an Eligible Person’s continuing employment, as follows (except in the case of certain senior managers, whose Replacement Shares may have a different vesting schedule):

•

Tranche 1: Tranche 1 Replacement Shares will vest in four equal installments on each of the first, second, third and fourth anniversaries of the grant date of the Eligible Options (and therefore, certain Replacement Shares may be vested immediately upon grant and, in the event that your Eligible Options were granted on different dates, you could have multiple schedules of vesting of Tranche 1 Replacement Shares).

•	Tranche 2: Tranche 2 Replacement Shares shall only vest upon our achieving a 1.0x Return to Investor (as defined in the Restricted Stock Agreement).

Each Additional Share will be fully vested upon grant, but they may not all be repurchased in connection with the Tax Assistance Program. Any Additional Shares not so repurchased will be forfeited.

10.	How many Replacement Shares will I be permitted to retain if I participate in the Exchange Program?

The number of Replacement Shares you are permitted to retain may be determined as follows:

•	multiply (i) the number of shares you would have been entitled to purchase pursuant to the Eligible Options you exchanged for Replacement Shares by (ii) 90.0%; and

•	round the resulting number up to the nearest whole number.

For example, if an Eligible Person tendered an Eligible Option award representing the right to purchase 101 shares of our Common Stock, the Eligible Person would be permitted to retain a Replacement Share award representing 91 shares of our Common Stock in the exchange.

11.	Do I have to participate in the Exchange Program?

No. Participation in the Exchange Program is completely voluntary. Although our Board has approved making this Offer to you, neither CC Media nor the Board is making any recommendation as to your participation in the Exchange Program. The decision to participate must be yours. We urge you to consult with your personal financial and tax advisors for advice on the tax and other investment-related implications of participating in the Exchange Program.

12.	When must I be an Eligible Person?

To participate in the Exchange Program, you must be an Eligible Person throughout the entire Eligibility Period, which runs from and includes the date this Offer commences (October 22, 2012) through the expiration of the Offer (currently anticipated to be November 19, 2012). If you are not an Eligible Person throughout the entire Eligibility Period, any election you make to participate in this Offer will be automatically voided, your Replacement Shares and Additional Shares will terminate, expire and/or be forfeited and your existing Eligible Options will remain outstanding in accordance with their current terms and conditions.

13.	Does participation in the Exchange Program create a right to continued employment?

No. Your participation in the Exchange Program gives you no legal or other right to continued employment for any period.

14.	What happens if I leave CC Media or one of its subsidiaries because my employment is terminated by CC Media or one of its subsidiaries, I die or I otherwise become ineligible at any time during the Eligibility Period?

If you are not an Eligible Person for any reason at any time during the Eligibility Period, including on the expiration of the Offer (currently anticipated to be November 19, 2012), any election you make to participate in the Exchange Program will be automatically voided, your Replacement Shares and Additional Shares will terminate, expire and/or be forfeited and the Eligible Options you tendered for exchange will remain outstanding, in accordance with the terms and conditions of the grant documents for those Eligible Options.

15.	Why can’t I just retain the Replacement Shares and Additional Shares without being required to forfeit my Eligible Options?

Replacement Shares are intended to replace Eligible Options. Additionally, granting Replacement Shares and Additional Shares to an Eligible Person without requiring such Eligible Person to forfeit his or her Eligible Options could have a negative effect on our stock dilution, outstanding shares and share price.

16.	If I participate in the Exchange Program, what will happen to my Eligible Options?

Eligible Options that are accepted for exchange under the Exchange Program will be cancelled on the date the Offer expires. The shares of CC Media Common Stock underlying any cancelled Eligible Options will be available to be awarded under the Plan.

17.	What will happen to my Eligible Options if I choose not to participate?

If you choose not to participate in the Offer, your Eligible Options will remain outstanding in accordance with their existing terms, including the existing exercise price, vesting schedule, performance conditions and expiration date.

18.	Will my participation in the Exchange Program affect my eligibility to receive future grants?

Participation or non-participation in the Exchange Program will have no effect on your consideration for future security awards.

19.	What are the conditions to this Offer?

This Offer is subject to a number of conditions, including the conditions described in Section 7 of this Offer to Exchange. Please read this entire Offer to Exchange for a full description of all of the terms and conditions of this Offer. There is no minimum number of Eligible Options that must be tendered in the aggregate by all Eligible Persons as a condition to this Offer.

ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM

20.	How do I participate in the Exchange Program?

Election instructions along with the required documentation to make your exchange election are enclosed with this Offer to Exchange. To participate, you must complete and submit the enclosed Election to Participate Form, which must be received by us no later than 11:59 p.m. EST, on November 19, 2012, unless this Offer is extended by us.

Additionally, to participate in the Tax Assistance Program, you must submit a properly completed 83(b) Election Form(s) to us no later than the expiration of the Offer. You are not required to make an 83(b) Election to participate in the Offer, but you are required to submit a properly completed 83(b) Election Form to us on a timely basis to participate in the Tax Assistance Program.

Election to Participate Forms and 83(b) Election Forms may be submitted by any one of the following methods:

•	mailed to: CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209, Attn: Stock Plans Department;

•	faxed to: (210) 832-3195; or

•	scanned and e-mailed to: stockplans@clearchannel.com.

Election to Participate Forms and 83(b) Election Forms should not be returned via inter-office mail.

If you have any questions about the election process, please send an e-mail directly to stockplans@clearchannel.com. You may also call the Stock Plans Department, at (210) 832-3475. You will have the ability to leave a voice message on this extension.

21.	How will I know my Eligible Options were exchanged?

If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive following the expiration of this Offer an individualized Restricted Stock Agreement, which must be executed by you upon receipt.

22.	Is CC Media required to accept my Eligible Options for exchange?

We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept, promptly after the expiration of this Offer, all Eligible Options properly tendered for exchange that are not validly withdrawn. Additionally, we reserve the right to reject any 83(b) Election Form that we determine is not in appropriate form.

23.	How do I obtain information about all of my Eligible Options?

We intend to provide you with an individualized statement setting the number of Eligible Options you hold following the commencement of the Offer. If you still have questions, you may obtain information about your Eligible Options by contacting the Stock Plans Department, at:

Phone: (210) 832-3475

Email: stockplans@clearchannel.com

24.	Must I submit my Eligible Option grant documents with my Election to Participate Form?

No. You do not need to submit any Eligible Option grant documents in order to tender Eligible Options for exchange.

25.	What is the deadline to elect to participate in the Exchange Program?

The deadline to participate in the Exchange Program is 11:59 p.m., EST, on November 19, 2012, unless this Offer is extended by us. This means that your completed Election to Participate Form (and 83(b) Election Form(s) if you would like to participate in the Tax Assistance Program) must be received by us before that time (submitted by the permitted methods set forth in the answer to Question 20 above).

We may, in our discretion, extend this Offer at any time, but we cannot assure you that this Offer will be extended or, if extended, for how long. If this Offer is extended, we will make a public announcement of the extension as described in Section 14 of this Offer to Exchange. If this Offer is extended, you must deliver your Election to Participate Form before the time to which this Offer is extended.

26.	What will happen if my Election to Participate Form and/or 83(b) Election Form(s) are not received as required by the deadline?

If your Election to Participate Form is not received by us by the deadline, then you will not be able to participate in the Exchange Program, your Replacement Shares and Additional Shares will terminate, expire and/or be forfeited and all Eligible Options currently held by you will remain unchanged, including the exercise price and number of underlying shares.

If your Election to Participate Form is received by us by the deadline, but a properly completed 83(b) Election Form is not received by us prior to the deadline, you will be able to participate in the Exchange Program, but you will be unable to participate in the Tax Assistance Program and your Additional Shares will terminate, expire and/or be forfeited (and will not be repurchased by us).

27.	May I withdraw my election?

Yes. You may withdraw a previously submitted election to exchange Eligible Options (as well as any previously-submitted
83(b) Election Form(s)) at any time before 11:59 p.m., EST, on November 19, 2012. If this Offer is extended by us beyond that time, you can withdraw your election at any time before the time to which this Offer is extended.

28.	How do I withdraw my election?

To withdraw your previously submitted Election to Participate Form (as well as any previously-submitted 83(b) Election
Form(s)), you must submit a Withdrawal Form, a copy of which is enclosed with this Offer to Exchange, in the same manner set forth in the answer to Question 20 above, and we must receive the Withdrawal Form before the expiration of this Offer at 11:59 p.m., EST, on November 19, 2012, unless we extend the expiration date, in which case withdrawals must be received before such later expiration date and time. It is your responsibility to confirm that we have received your Withdrawal Form before the expiration of this Offer. Withdrawals may not be rescinded and any Eligible Options withdrawn will not be considered to be properly tendered, unless the withdrawn Eligible Options are properly re-tendered before the expiration of this Offer at 11:59 p.m., EST, on November 19, 2012, unless this Offer is extended by us. If you withdraw your election, you must withdraw your election with respect to all of your Eligible Options. Partial withdrawals of less than all of your Eligible Options are not permitted.

29.	If I have several different Eligible Option awards, may I elect to exchange one grant but not the others?

No. If you were issued more than one Eligible Option award and you elect to participate in this Offer, you must exchange all of your Eligible Options. Partial exchanges of less than all of your Eligible Options are not permitted.

30.	May I exchange the remaining portion of an Eligible Option award that I have already partially exercised?

Yes, any remaining outstanding, unexercised Eligible Options under an award may be exchanged.

31.	May I exchange both the vested and unvested portions of an Eligible Option award?

Yes. Each Eligible Option award exchanged must be exchanged in its entirety, whether or not it is partially or fully vested. Each Replacement Share award will become vested according to a new vesting schedule described in the answer to Question 9 above.

32.	When will I receive my Replacement Share grant documents?

The form of Restricted Stock Agreement applicable to your Replacement Shares is enclosed herewith. If you elect to participate in the Offer and your Eligible Options are accepted for exchange in the Offer, your individual Restricted Stock Agreement will be sent to you following the expiration of the Offer.

33.	What if I participate in the Offer and my employment with CC Media or any of its subsidiaries is terminated after the expiration of the Offer?

If you participate in the Offer and your employment with CC Media or any of its subsidiaries is terminated for any reason after the expiration of the Offer, you will have the rights, if any, set forth in the form of Restricted Stock Agreement.

OTHER IMPORTANT QUESTIONS

34.	Are there any U.S. federal income tax consequences to my participation in the Exchange Program or the Tax Assistance Program?

If you participate in the Offer, under current U.S. law, you will recognize ordinary income in an amount equal to the fair market value of the Replacement Shares at the time that such shares are no longer subject to a “substantial risk of forfeiture.” However, in the event that you timely make an 83(b) Election, then you will recognize ordinary income at the time that the Replacement Shares are granted to you in an amount equal to the fair market value of the Replacement Shares at the time that they are granted to you. Furthermore, in the event that you make an 83(b) Election, you will have additional ordinary income equal to the amount paid to repurchase any Additional Shares granted to you. Any of this ordinary income will also be treated as wages for tax purposes and therefore subject to withholding of income tax and employment tax. For additional information on the tax considerations relating to the Offer, the Replacement Shares and the Additional Shares, see Section 13 below titled “Material U.S. Federal Income Tax Consequences.” You should review this information carefully before deciding whether or not to participate in this Offer. You should also consult your personal tax advisor with any questions regarding the tax consequences of participating in the Offer in the context of your own situation.

35.	How should I decide whether or not to participate?

The decision to participate must be each individual Eligible Person’s personal decision, and it will depend largely on each Eligible Person’s assumptions about the performance of publicly-traded stocks generally, our own stock price and our business. We encourage you to consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program.

RISK FACTORS

Participation in this Offer involves a number of potential risks and uncertainties, including those described below. The risks and uncertainties below and the risks and uncertainties set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on February 21, 2012, incorporated herein by reference, highlight the material risks of participating in this Offer. Eligible Persons should consider these risks and uncertainties, among other things, and are encouraged to speak with a financial, tax or legal advisor as necessary before deciding whether or not to participate in this Offer. In addition, we urge you to read all of the materials relating to this Offer before deciding whether or not to tender your Eligible Options for exchange.

Risks Related to this Offer

Your Replacement Shares represent fewer shares of Common Stock than the Eligible Options that you tender for exchange under this Offer.

Your Replacement Shares represent fewer shares of Common Stock than the Eligible Options that may be tendered for exchange. The number of shares of Common Stock represented by the Replacement Shares will be equal to 90.0% of the number of shares of Common Stock underlying such Eligible Person’s Eligible Options tendered and accepted for exchange.

The terms of your Replacement Shares and your Eligible Options may vary in several key ways.

The terms of your Replacement Shares and your Eligible Options may vary in several key ways, including with respect to dividend rights. For example, the Restricted Stock Agreement will provide that, in the event CC Media were to pay a dividend or other distribution in respect of Common Stock, Eligible Persons holding vested Replacement Shares will be paid the dividend or distribution, as applicable, but dividends or distributions paid in respect of unvested Replacement Shares will be held by CC Media and paid to the Eligible Person when and if the related Replacement Shares ultimately vest. Any such dividend or distribution, as applicable, would be forfeited upon the related Replacement Shares being forfeited. If Eligible Persons make an 83(b) Election with respect to their Replacement Shares, any dividends and/or distributions made in respect of unvested Replacement Shares would be taxable. In that event, CC Media intends to distribute from any such dividends/distributions an amount intended to cover applicable taxes, with the balance to be held as described above.

Furthermore, the grant of your Replacement Shares will be taxed differently than your Eligible Options would be taxed, as more fully discussed in Section 13 of this Offer to Exchange.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should consult your own tax advisors to discuss these consequences.

Business-Related Risks

For a discussion of risks associated with our business, please see the discussion of risks under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

THIS OFFER

SECTION 1. Eligibility; Number of Replacement Shares; Expiration Time.

On the date of the commencement of this Offer, we conditionally granted Replacement Shares under the Plan equal to 90.0% of the number of shares of Common Stock underlying Eligible Option awards as of such date. Upon the terms and subject to the conditions of this Offer, Replacement Shares may be retained in exchange for Eligible Options that are properly tendered for exchange and not validly withdrawn in accordance with Section 4 of this Offer to Exchange before the “Expiration Time,” as we have defined this term below. The Replacement Shares are subject to forfeiture if an Eligible Person becomes ineligible to participate in, or declines to participate in, the Offer.

Eligible Options are those currently outstanding options to purchase from CC Media shares of Common Stock that (i) were granted under the Plan, (ii) have a per share exercise price equal to $10.00 and (iii) are held by Eligible Persons.

An individual will be eligible to participate in the Exchange Program provided that during the entire Eligibility Period, which runs from and includes October 22, 2012 through the expiration of the Offer, he or she satisfies all of the following conditions:

•

Is actively employed by CC Media or a subsidiary of CC Media, or is receiving long-term disability benefits from CC Media or a subsidiary of CC Media, or is on one of the following short-term leaves, as defined by CC Media or such subsidiary:

•	Military leave;

•	Short-term disability leave;

•	Family medical leave;

•	Short-term personal leave;

•	Health leave; or

•	Other short-term leave approved by CC Media or such subsidiary; and

•	Holds at least one Eligible Option.

Current and former members of the Board of CC Media, including any current or former member of the Board who also serves as an employee of CC Media or its subsidiaries, will not be eligible to participate in the Offer.

Even if you are an Eligible Person when the Exchange Program commences, you will only be eligible to retain Replacement Shares in exchange for Eligible Options if you continue to meet all of the conditions of an Eligible Person throughout the entire Eligibility Period, including the date on which the Offer expires.

In addition to the Replacement Shares, as of the date of the commencement of this Offer, CC Media granted to each Eligible Person Additional Shares in an amount equal to 65.0% of the number of shares of Common Stock underlying such person’s Eligible Options. At the conclusion of the Offer, CC Media intends, pursuant to the Tax Assistance Program and on the terms and conditions set forth herein, to repurchase a number of Additional Shares equal in value up to the amount of the Tax Withholding required to be made by CC Media in connection with the exchange, up to a maximum amount. The per share repurchase price shall be the value of a share of Common Stock (as determined by CC Media) on the day of the commencement of the Offer. The aggregate value of Additional Shares that CC Media will repurchase from all Eligible Persons will not exceed $3.0 million. Any Additional Shares granted to an Eligible Person in excess of the amount repurchased by CC Media will be forfeited at the close of the Offer. To be eligible to participate in the Tax Assistance Program, an Eligible Person must (i) participate in the Offer and (ii) submit a timely and properly completed 83(b) Election Form to us.

This Offer’s Expiration Time is 11:59 p.m., EST, on November 19, 2012, unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open. If we extend the period during which this Offer remains open, the Expiration Time will be the latest time and date at which this Offer, as so extended, expires. See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend this Offer.

If you elect to participate in the Exchange Program, you must exchange all of your Eligible Option awards. Partial exchanges of less than all of your Eligible Options are not permitted. If you have previously exercised a portion of an Eligible Option award, only the portion of that award which has not been exercised will be eligible to be exchanged for a Replacement Share award.

If you properly tender your Eligible Options and your Eligible Options are accepted for exchange, the exchanged Eligible Options will be cancelled and, subject to the terms of this Offer, you will be permitted to retain your Replacement Share award determined as described in Section 8 of this Offer to Exchange, subject to adjustments for any future stock splits, stock dividends and similar events and in accordance with the terms of the Plan. An Eligible Option award that is accepted for exchange will no longer be exercisable after the expiration of this Offer, unless the individual who tendered it for exchange ceases to be an Eligible Person before the end of the Eligibility Period, in which event the Replacement Share award will terminate, expire and/or be forfeited and the Eligible Option award will remain outstanding and exercisable in accordance with its terms, notwithstanding any action the Company may have taken to cancel the Eligible Option award or issue a Replacement Share award, which will be void and of no force or effect if the tendering individual ceases to be an Eligible Person before the expiration of the Eligibility Period.

Unless prevented by law or applicable regulations, Eligible Options accepted for exchange and cancelled will be replaced with Replacement Shares granted under the Plan.

We did not issue any Replacement Shares exercisable for fractional shares. Instead, if the exchange formula, when applied to an exchange of an Eligible Option award for a Replacement Share award, yields a fractional number of shares, we rounded up to the nearest whole number the shares.

Each Replacement Share award:

•	subject to the Eligible Person’s continuing employment, will vest as follows (except in the case of certain senior managers, whose Replacement Shares may have a different vesting schedule):

•

Tranche 1: Tranche 1 Options will vest in four equal annual installments on each of the first, second, third and fourth anniversaries of the grant date of the Eligible Options (and therefore, certain Replacement Shares may be vested immediately upon grant and, depending upon the number of your original grants, may vest over multiple schedules).

•	Tranche 2: Tranche 2 Replacement Shares shall vest only upon our achieving a 1.0x Return to Investor (as defined in the Restricted Stock Agreement).

•

will provide that, in the event CC Media were to pay a dividend or other distribution in respect of its Common Stock, Eligible Persons holding vested Replacement Shares will be paid the dividend or distribution, as applicable, but dividends or distributions paid in respect of unvested Replacement Shares will be held by CC Media and paid to the Eligible Person when and if the related Replacement Shares ultimately vest. Any such dividend or distribution, as applicable, would be forfeited in the event that the related Replacement Shares were to be forfeited. If Eligible Persons make a timely 83(b) Election with respect to their Replacement Shares, any dividends and/or distributions made in respect of unvested Replacement Shares would be taxable. In that event, CC Media currently expects to distribute from any such dividends and/or distributions an amount intended to cover applicable taxes, with the balance to be held as described herein;

•	will have a ten-year term from the grant date of the Replacement Shares, such that any unvested Replacement Shares shall be forfeited if they do not vest as of such date;

•

will require an Eligible Person to agree that, in connection with a Public Offering (as defined in the Restricted Stock Agreement), upon request of the Company or an underwriter, the Eligible Person will be subject to certain lock-up provisions restricting the Eligible Person’s ability to transfer any Replacement Shares during a limited period following such Public Offering; and

•

will have the terms and conditions specified in the Restricted Stock Agreement (which, with respect to certain senior managers, may provide for additional restrictions on transfer and amendments to any existing “equity guarantee” arrangement).

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements.

SECTION 2. Purpose of this Offer.

We have granted stock options to certain of our key employees and executive officers consistent with the view that stock-based incentive compensation plays a key role in our being able to recruit, motivate and retain qualified individuals to serve in leadership roles. While our compensation packages generally include a number of different components, we believe equity compensation is a key component as it encourages members of our leadership team to work toward our success and aligns their interests with those of our shareholders by providing them with a means by which they can benefit from increasing the value of shares of our Common Stock. We believe that it is beneficial to our shareholders to maintain an incentive pool of shares that can be granted to retain and incentivize our key employees and executive officers.

We granted options to purchase shares of our Common Stock under the Plan, of which options to purchase 4,608,360 shares were outstanding as of September 30, 2012. The exercise price of many of these stock options is significantly higher than the current market price of our Common Stock. Although we continue to believe that stock options are an important component of our compensation program, we believe that options with an exercise price significantly higher than the current market price of our Common Stock are perceived by their holders as having a reduced incentive and retention value due to the difference between the exercise prices and the current market price of our Common Stock. As a result, these options are not providing the incentives and retention value that our Board believes are necessary to our future success and growth in the value of our shares. Therefore, we would like to offer you the opportunity to exchange these Eligible Options for a reduced number of shares of our Common Stock, subject to certain time-based and/or performance-based vesting restrictions.

Neither we nor our Board makes any recommendation as to whether you should elect to exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange. You must make your own decision whether to elect to exchange your Eligible Options.

SECTION 3. Procedures for Electing to Exchange Eligible Options.

Proper Exchange of Eligible Options. If you wish to participate in the Exchange Program, you should complete and return an Election to Participate Form, which accompanies this Offer to Exchange. Additionally, if you wish to participate in the Tax Assistance Program, you should properly complete and return an 83(b) Election Form(s), which accompanies this Offer to Exchange.

Election to Participate Forms and 83(b) Election Forms should be sent to CC Media Holdings, Inc. by one of the following methods:

•	by regular mail to CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209, Attn: Stock Plans Department;

•	by facsimile to (210) 832-3195; or

•	by e-mail to stockplans@clearchannel.com.

Election to Participate Forms and 83(b) Election Forms should not be sent via inter-office mail.

To participate in the Offer, your Election to Participate Form must be received by us no later than 11:59 p.m., EST, on November 19, 2012, unless this Offer is extended by us. Additionally, to participate in the Tax Assistance Program, your properly completed 83(b) Election Form(s) must be received by us no later than 11:59 p.m., EST, on November 19, 2012. You must allow for delivery time to ensure that we receive your original signed copy of the 83(b) Election Form on time. You are not required to make an 83(b) Election to participate in the Offer, but you are required to submit a properly completed 83(b) Election Form to participate in the Tax Assistance Program.

If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive following the expiration of the Offer an individual Restricted Stock Agreement that must be executed by you.

The method of delivery of all documents to us, including the Election to Participate Form and 83(b) Election Form(s), is at the election and risk of the electing Eligible Person. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of any documents you elect to send to us.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of Eligible Options, including 83(b) Election Forms. Our determination of these matters will be final, conclusive and binding on all persons. We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept or are not timely tendered. We also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any tender of Eligible Options for exchange. If we waive any of the conditions of this Offer, we will do so for all Eligible Persons. No tender of Eligible Options for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the electing Eligible Person or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to exchange Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of the Eligible Options that you tender for exchange pursuant to this Offer will constitute our binding agreement with you upon the terms and subject to the conditions of this Offer.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly tendered Eligible Options that have not been validly withdrawn.

SECTION 4. Withdrawal Rights.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 4. You may withdraw your tendered Eligible Options at any time before the Expiration Time (11:59 p.m., EST, on November 19, 2012). If the Expiration Time is extended by us, you can withdraw your tendered Eligible Options at any time until the Expiration Time as extended for this Offer.

To validly withdraw tendered Eligible Options, you must submit a properly completed Withdrawal Form. We must receive the Withdrawal Form before the Expiration Time. It is your responsibility to confirm that we received your Withdrawal Form indicating the withdrawal of your tendered Eligible Options before the Expiration Time. If you elect to withdraw any Eligible Option award, you will be deemed to have withdrawn all of your Eligible Option awards. Partial withdrawals of less than all of your Eligible Options are not permitted.

Withdrawals that follow the aforementioned procedures will be considered valid and your Eligible Options will not be considered tendered for exchange. In order to subsequently exchange Eligible Options that were subject to a valid withdrawal, you must properly re-tender for exchange those Eligible Options before the Expiration Time by following the procedures described in Section 3 of this Offer to Exchange.

Neither CC Media nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Form submitted to withdraw previously tendered Eligible Options, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final, conclusive and binding.

SECTION 5. Acceptance of Eligible Options for Exchange and Retention of Replacement Shares.

Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 7 of this Offer to Exchange, and promptly following the expiration of this Offer, we expect to accept for exchange all Eligible Options properly tendered for exchange and not validly withdrawn before the Expiration Time. Once your Eligible Options have been accepted for exchange and cancelled, you will receive an individualized Restricted Stock Agreement, which must be executed by you upon receipt.

If your Eligible Options are properly tendered for exchange and accepted by us, subject to the terms of this Offer, we will cancel your tendered Eligible Options, and you will be permitted to retain the Replacement Shares that were conditionally granted as of the date of the commencement of this Offer.

If you cease to be an Eligible Person at any time during the Eligibility Period, your election to participate in this Offer will be automatically voided, your Replacement Shares and Additional Shares will terminate, expire and/or be forfeited and your existing Eligible Options will remain outstanding and exercisable in accordance with their respective terms, notwithstanding any action the Company may have taken to cancel the Eligible Options or issue Replacement Shares or Additional Shares.

For purposes of this Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered for exchange and not properly withdrawn when we distribute to Eligible Persons an individualized Restricted Stock Agreement for execution.

SECTION 6. Price Range of Common Stock Underlying the Eligible Options.

Shares of our common stock are traded on the OTCBB under the ticker symbol “CCMO.” The following quotations obtained from the OTCBB reflect the high and low bid prices for our Class A common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Class A Common Stock
	Market Price
	High	Low
2012
First Quarter	$6.50	$4.39
Second Quarter	6.50	2.02
Third Quarter	6.00	1.20
Fourth Quarter (through October 15, 2012)	2.60	1.95

2011
First Quarter	$9.00	$7.25
Second Quarter	9.83	6.00
Third Quarter	8.50	5.00
Fourth Quarter	6.50	4.00

2010

First Quarter	$4.95	$2.60
Second Quarter	16.00	4.20
Third Quarter	8.00	5.00
Fourth Quarter	11.00	6.00

As of October 18, 2012, the closing price of our Common Stock as reported by the OTCBB was $2.92 per share. There is no established trading market for employee stock options to purchase shares of our Common Stock.

We recommend that you obtain current market quotations for our Common Stock before deciding whether to participate in the Exchange Program.

SECTION 7. Conditions of this Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case subject to rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if at any time on or after the date hereof and prior to the Expiration Time any of the following events has occurred, or has been determined by us to have occurred or to be likely to occur and, in our reasonable judgment, makes it inadvisable to proceed with this Offer:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acceptance for exchange or cancellation of some or all of the Eligible Options tendered for exchange pursuant to this Offer or the issuance of Replacement Shares or Additional Shares;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or any Eligible Options tendered for exchange, or to us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i) make the acceptance for exchange of some or all of the Eligible Options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange or cancel some or all of the Eligible Options tendered for exchange;

(iii) materially impair (such as by increasing the accounting or other costs of this Offer to us) the contemplated benefits of this Offer to us; or

(iv) materially and adversely affect the business, condition (financial or other), income or operations of CC Media;

(c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v) any significant increase or decrease in the market value of shares of our Common Stock;

(vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other) or operations of CC Media or on the trading in our Common Stock; or

(vii) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof.

(d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

(e) any change or changes shall have occurred in the business, condition (financial or other), assets, income or operations of CC Media that, in our reasonable judgment, is or may have a material adverse effect on CC Media.

The conditions to this Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Time. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Time, in our reasonable discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights shall not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

SECTION 8. Source and Amount of Consideration; Terms of Replacement Shares and Additional Shares.

Consideration. Subject to applicable laws and regulations, we have issued Replacement Shares under the Plan that may be retained in exchange for outstanding Eligible Options properly tendered for exchange and accepted by us. The number of shares of Common Stock subject to each Replacement Share award conditionally granted pursuant to this Offer was determined as described below.

The number of shares of Common Stock represented by each Replacement Share award is equal to 90.0% of the number of shares represented by each Eligible Option award tendered for exchange at the time immediately prior to the Eligible Option award being cancelled, rounded up to the nearest whole number. We did not issue any Replacement Shares exercisable for fractional shares. Instead, in each case where the exchange formula yielded a fractional number of shares, we rounded up to the nearest whole number of shares. For example, if an Eligible Person tendered an Eligible Option award representing the right to purchase 101 shares of Common Stock, the Eligible Person would be permitted to retain a Replacement Share award representing 91 shares of Common Stock.

Terms of Replacement Shares. Replacement Share awards represent shares of our Common Stock. Certain terms of the Replacement Shares are substantially similar to those of the Eligible Options for which they may be exchanged, except that (i) the Replacement Shares generally are subject to a new vesting schedule and performance conditions as described herein and a new ten-year term from the grant date of the Replacement Shares, (ii) the number of shares underlying the Replacement Share awards is less than the number of shares underlying the Eligible Options they may be exchanged for as described above and (iii) in the event CC Media were to pay a dividend or other distribution in respect of Common Stock, Eligible Persons holding vested Replacement Shares will be paid the dividend/distribution, but dividends or distributions paid in respect of unvested Replacement Shares will be held by CC Media and paid to the Eligible Person when and if the related Replacement Shares ultimately vest, subject to certain terms and conditions.

Your Replacement Share award will be governed by the terms of the CC Media Holdings, Inc. Restricted Stock Agreement, a form of which is included herein, and an executed individualized version of which must be returned by you following Offer if you elect to participate.

In addition to the Replacement Shares, as of the date of the commencement of this Offer, CC Media granted to each Eligible Person the Additional Shares in an amount equal to 65.0% of the number of shares of Common Stock underlying such person’s Eligible Options. With respect to any Eligible Person who (i) participates in the Offer and (ii) delivers a properly completed 83(b) Election Form (s) to CC Media no later than the expiration of the Offer, CC Media intends to, on the terms and conditions described below, repurchase a number of Additional Shares equal in value up to the amount of Tax Withholding required to be made by CC Media in connection with the exchange, up to a maximum amount (as described below). The per share repurchase price shall be the value of a share of Common Stock (as determined by CC Media) on the date of the commencement of the Offer. However, the aggregate value of Additional Shares that CC Media will repurchase from all Eligible Persons will not exceed $3.0 million. Any Additional Shares granted to an Eligible Person in excess of the amount repurchased by CC Media will be forfeited following the repurchase of the Additional Shares, and any Additional Shares granted to an Eligible Person who does not timely deliver a properly completed 83(b) Election Form will be forfeited at the expiration of the Offer.

The terms and conditions of your Eligible Options are set forth in the Eligible Option grant documents evidencing those grants and in the Plan. The description of the Replacement Shares set forth herein is only a summary of some of the material provisions of the Restricted Stock Agreement for those grants and the Plan, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of your Restricted Stock Agreement and the Plan. Additional information regarding the Plan may be found in the Form S-8 registration statement and related prospectus prepared by us in connection with the Plan. These documents can be obtained by contacting the Stock Plans Department, at (210) 832-3475 or stockplans@clearchannel.com.

Income Tax Consequences of the Option Exchange. Please refer to Section 13 of this Offer to Exchange for a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options under this Offer.

Registration and Sale of Shares. All shares of Common Stock issuable pursuant to awards granted under the Plan, including the Replacement Shares and Additional Shares, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of CC Media, you will be able to sell your Replacement Shares and/or Additional Shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

IMPORTANT NOTE: The statements in this Offer to Exchange concerning the Plan, Replacement Shares and Additional Shares are summaries. The statements are subject to, and are qualified in their entirety by reference to, the provisions of the Plan. Copies of the Plan and its prospectus are available by contacting the Stock Plans Department, at (210) 832-3475 or stockplans@clearchannel.com.

SECTION 9. Information Concerning CC Media Holdings, Inc.

CC Media Holdings, Inc., the parent company of Clear Channel Communications, Inc., is a global media and entertainment company specializing in radio, digital, outdoor, mobile, live events and on-demand entertainment and information services for local communities and providing premier opportunities for advertisers. CC Media is a Delaware corporation, incorporated in 2007. CC Media’s principal executive offices are located at 200 East Basse Road, San Antonio, Texas 78209, and CC Media’s telephone number is (210) 822-2828. CC Media’s Internet address is http://www.ccmediaholdings.com.

Certain Financial Information. Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in the sections entitled “Item 6. Selected Financial Data,” and “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. See Section 16 of this Offer to Exchange for instructions on how you can obtain copies of the SEC reports that contain our audited financial statements and unaudited financial data. For information regarding the accounting consequences of this Offer, see Section 11 of this Offer to Exchange.

SUMMARY FINANCIAL INFORMATION

OF CC MEDIA HOLDINGS, INC.

	Years Ended December 31,		Three Months Ended June 30,	Six Months Ended June 30,
	2010	2011	2012	2012
			(unaudited)
	(in thousands, except per share data)
Summary of consolidated statements of operations:
Revenue	$5,865,685	$6,161,352	$1,602,494	$2,963,217
Total operating expenses	5,000,844	5,106,628	1,256,298	2,535,800
Operating income	864,841	1,054,724	346,196	427,417
Consolidated net loss	(462,853)	(268,029)	(27,709)	(175,824)
Net loss per share attributable to CC Media Holdings, Inc. common shareholders—basic and diluted	$(5.94)	$(3.70)	$(0.48)	$(2.31)

	As of December 31,			As of June 30,
	2010	2011		2012
				(unaudited)
	(in thousands, except per share data)
Balance Sheet Data:
Total current assets	$3,603,173	$2,985,285		$3,055,871
Total non-current assets	13,857,209	13,556,754		13,395,951
Total current liabilities	2,098,579	1,428,962		1,484,937
Total long-term liabilities	22,566,489	22,585,018		22,828,828
Total shareholders’ (deficit)	(7,204,686)	(7,471,941)		(7,861,943)
Ratio of earnings to fixed charges(a)	-	-		-

(a) The ratio of earnings to fixed charges was less than 1:1 for each period presented above due to losses incurred by the Company during each respective period. The Company would have needed additional earnings of $402.4 million and $617.5 million for the years ended December 31, 2011 and December 31, 2010, respectively, and $340.4 million for the six months ended June 30, 2012, to achieve coverage of 1:1.

For information regarding the accounting consequences of the exchange offer, see Section 11 (“Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer.”) below.

SECTION 10. Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Eligible Options.

A list of our directors and executive officers as of September 30, 2012 is attached to this Offer to Exchange as Schedule A, which is incorporated by reference. Members of the board of directors of CC Media, including any current or former member of the board of directors who also serves as an employee of CC Media or its subsidiaries, will not be eligible to participate in the Offer. For information with respect to the beneficial ownership of our common stock and stock options by those directors and our named executive officers as of September 30, 2012, please refer to our definitive proxy statement on Schedule 14A filed with the SEC on April 9, 2012 and (i) the Statement of Changes in Beneficial Ownership of Securities on Form 4 filed with the SEC on October 17, 2012 by Robert H. Walls, Jr. and (ii) the Statement of Changes in Beneficial Ownership of Securities on Form 4 filed with the SEC on October 17, 2012 by Robert W. Pittman.

None of CC Media or our subsidiaries, our executive officers, directors or affiliates has effected transactions in options to purchase CC Media common stock or in shares of CC Media common stock during the 60 days prior to October 22, 2012.

Except as described in this Offer to Exchange, our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, our definitive proxy statement on Schedule 14A filed with the SEC on April 9, 2012, and other than outstanding stock options and other awards granted from time to time to certain of our employees (including executive officers) under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the exchange offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

SECTION 11. Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Each Eligible Option that we acquire pursuant to this Offer and each Additional Share we repurchase or that is forfeited pursuant to the Tax Assistance Program will be cancelled. Subsequently, the shares of Common Stock subject to an exchanged Eligible Option and repurchased or forfeited Additional Share will be available for future awards.

We have adopted the provisions of Financial Accounting Standards Codification Topic 718 (formerly referred to as Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R)), regarding accounting for share-based payments. Under FASC Topic 718, we will recognize the incremental compensation cost of the Replacement Shares. The incremental compensation cost will be measured as the excess, if any, of the fair value of the Replacement Shares exchanged for surrendered Eligible Options, over the fair value of the Eligible Options surrendered in exchange for the Replacement Shares. The fair value of Replacement Shares will be measured as of the date they were granted and the fair value of the Eligible Options surrendered will be measured immediately prior to the cancellation. This incremental compensation cost, which we do not expect to be material, will be recognized in compensation expense ratably over the vesting period of the time-based vesting Replacement Shares. For the performance-based vesting Replacement Shares, compensation cost will be recognized when it becomes probable that the performance conditions will be satisfied. The Additional Shares will be vested on the grant date and compensation cost relating to such Additional Shares will be immediately recognized.

As would be the case with Eligible Options, in the event that any of the Replacement Shares are forfeited prior to their vesting due to termination of employment, the compensation cost for the forfeited Replacement Shares will not be recorded.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of this Offer, we cannot predict the exact amount of the charge that would result from this Offer.

SECTION 12. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our grant of Replacement Shares in exchange for Eligible Options and our grant of Additional Shares as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency is required for the acquisition or ownership of the Replacement Shares and Additional Shares and a procedure for obtaining such approval or other action is practically available, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of Eligible Options or not accept Eligible Options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, can be obtained or can be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept Eligible Options tendered for exchange and to permit Eligible Persons to retain Replacement Shares in exchange for Eligible Options tendered for exchange, and to repurchase any Additional Shares, is subject to conditions, including the conditions described in Section 7 of this Offer to Exchange.

SECTION 13. Material U.S. Federal Income Tax Consequences.

The following section provides a general summary of material U.S. federal income tax consequences associated with the Offer and your receipt of Replacement Shares (and, if applicable, Additional Shares), and does not constitute tax advice. The information provided in this section is based on the Code, Treasury Regulations and administrative and judicial authorities as of the date of this Offer, all of which may change, possibly on a retroactive basis. This section does not discuss other federal tax consequences (such as estate and gift taxes) or state, local or non-U.S. tax consequences. This section may not discuss all of the tax consequences that are relevant to you in light of your particular circumstances. You should consult with your tax advisor for further information with respect to the federal, foreign, state, local, employment and any other tax consequences of your participation in the Offer.

If you tender Eligible Options for cancellation in exchange for Replacement Shares, you will recognize income for federal income tax purposes, but the amount and the timing of such income tax will depend upon whether you make an 83(b) Election, as well as the fair market value of the Common Stock underlying the Replacement Shares that you receive. Furthermore, in the event that you receive Additional Shares, you will recognize further income in an amount equal to the total purchase price that you may receive when the Company repurchases the Additional Shares. Any Additional Shares that are not repurchased will be forfeited, and you will not owe any additional tax on account of such forfeited Additional Shares. All of this income would generally be considered wages for purposes of withholding and employment taxes and will therefore be subject to normal withholding of federal and state income tax, as well as applicable employment taxes such as medicare and social security tax. If you participate in the Offer, you are not required to make an 83(b) Election, however, your Additional Shares will be eligible for repurchase by the Company only if you make an 83(b) Election. The general tax consequences of participating the Offer, whether you make an 83(b) Election or not, are summarized below.

If you do not make an 83(b) Election

If you do not make an 83(b) Election, no taxable income will be recognized by you until your Replacement Shares are no longer subject to a “substantial risk of forfeiture” (referred to herein as “Restrictions”), which is generally the time at which you become vested in the Replacement Shares, some of which may be vested as of the closing of the Offer. When any portion of your Replacement Shares becomes no longer subject to the Restrictions, you will recognize ordinary income in an amount equal to the fair market value of the Replacement Shares at such time. The fair market value of a Replacement Share is generally equal to the trading price of a share of the Company’s Common Stock at such time. This ordinary income will be subject to both income and employment tax withholding at such time. In the event that any dividends are paid on your Replacement Shares before the Restrictions lapse, such dividends will be treated as additional wages, and not dividend income, for federal income tax purposes, and will be subject to the same Restrictions as the underlying Replacement Shares on which such dividends were declared.

If you timely elect to make an 83(b) Election

If you timely elect to make an 83(b) Election (no later than the date required under the terms of the Offer), you will include in ordinary income, as wages subject to withholding, at the time the Replacement Shares are first issued, an amount equal to the fair market value of the Replacement Shares at the time they were granted (generally, the closing price on the first day of the Offer), based upon the then current trading price of the Company’s Common Stock. Additionally, you will recognize further wage income in respect of any Additional Shares repurchased by the Company pursuant to the Tax Assistance Program in an amount equal to the total purchase price that you receive on account of these Additional Shares. You should note that, although your Additional Shares would be repurchased as part of the Tax Assistance Program, the actual amount of tax that you may ultimately owe on account of participating in this Offer could be more or less than the amount you receive through the repurchase of your Additional Shares.

In the event that, before the Restrictions on the Replacement Shares lapse, the Replacement Shares which are subject to the
83(b) Election are in effect forfeited, you generally will not be allowed a deduction for the amount included in your income by reason of the 83(b) Election. In such event, the Company will be required to include in its income the amount of any deduction that it had previously taken in connection with your Replacement Shares. In the event that you later sell your Replacement Shares, you will recognize gain in an amount equal to the excess, if any, of the amount received by you upon such sale over your basis in such Replacement Shares (which basis would generally be the amount of ordinary income you previously recognized in connection with such Replacement Shares), which gain would ordinarily be capital gain. In the event that any dividends are paid on your Replacement Shares, such dividends will be treated as dividend income.

Other tax consequences

Your tax basis in the Replacement Shares will generally be equal to the amount of ordinary income you recognize with respect to the receipt of such shares or the lapse of Restrictions thereon. The holding period for purposes of determining gain or loss on a subsequent sale will begin immediately after the transfer of such shares to you if you make an 83(b) Election, or immediately after the Restrictions on such shares lapse, if you do not make an 83(b) Election.

In general, a deduction will be allowed to the Company for federal income tax purposes (subject to the application of Sections 162(m) and 280G of the Code) in an amount equal to the ordinary income recognized by you with respect to Replacement Shares awarded pursuant to the Plan, generally at the same time that you recognize the ordinary income.

In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules, such a limitations under Section 162(m) of the Code with respect to certain named executive officers, and (ii) if the vesting of the Replacement Shares is accelerated because of a change in control, the value of such shares (or a portion thereof), may constitute non-deductible excess parachute payments under Section 280G of the Code, which may be subject to a 20% excise tax on recipients. Officers and directors of the Company subject to Section 16(b) of the Exchange Act may be subject to special tax rules.

As noted above, this discussion is only a summary of material U.S. federal income tax considerations and is not a substitute for professional tax advice. Before you decide whether to participate in the Exchange Program, we urge you to consult with your own tax advisor for an explanation of the federal income and other tax considerations that apply in the context of your own situation.

SECTION 14. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and, by doing so, delay the acceptance for exchange of any Eligible Options, by giving oral or written notice of the extension to the Eligible Persons or making a public announcement of the extension.

We also expressly reserve the right, in our reasonable judgment, before the Expiration Time, including the Expiration Time as the same may be extended, to terminate or amend this Offer or to postpone our acceptance and cancellation of any Eligible Options tendered for exchange upon the occurrence of any of the conditions specified in Section 7 of this Offer to Exchange by giving oral or written notice of the termination, amendment or postponement to the Eligible Persons or making a public announcement of the termination, amendment or postponement. If this Offer is terminated or withdrawn, Replacement Shares and Additional Shares will terminate, expire and/or be forfeited and any Eligible Options tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule, performance conditions and expiration date. Any termination or withdrawal of this Offer will be treated as if no offer to exchange was ever made.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to terminate this Offer or amend this Offer in any respect.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension of the Expiration Time, the amendment must be announced no later than 9:00 a.m., EST, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Persons in a manner reasonably designed to inform Eligible Persons of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a press release. For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, EST.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer or the information concerning this Offer, we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements. If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material change is first published, sent or given, we will extend this Offer so that this Offer is open at least 10 business days following the publication, sending or giving of such notice.

SECTION 15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to this Offer.

SECTION 16. Additional Information.

This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange Eligible Options:

(a) CC Media Holdings, Inc.’s Quarterly Report on Form 10-Q, for the fiscal quarter ended June 30, 2012, filed with the SEC on August 1, 2012, as amended by CC Media Holding, Inc.’s Form 10-Q/A filed with the SEC on August 3, 2012.

(b) CC Media Holdings, Inc.’s Definitive Proxy Statement for the 2012 Annual Meeting of Shareholders, filed with the SEC on April 9, 2012.

(c) CC Media Holdings, Inc.’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2011, filed with the SEC on February 21, 2012.

(d) CC Media Holdings, Inc.’s registration statement on Form S-8 (registering shares to be granted under the Plan), filed with the SEC on July 30, 2008.

(e) Description of our Class A common stock contained in our registration statement on Form 8-A, filed with the SEC on July 30, 2008.

We hereby incorporate by reference into this Offer to Exchange all documents (other than information furnished under Item 2.02 or 7.01 in Current Reports on Form 8-K) that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Exchange and until the expiration of termination of this Offer, and such documents will be a part of this Offer to Exchange from the date of the filing thereof. Any statement contained in this Offer to Exchange or in a document incorporated or deemed to be incorporated by reference into this Offer to Exchange will be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained in this Offer to Exchange or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Offer to Exchange conflicts with, negates, modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this Offer to Exchange, except as modified or superseded.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov or from our web site at http://www.ccmediaholdings.com. The contents of our website are not deemed to be part of the Schedule TO or any other filings with the SEC.

We will also provide, without charge, to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

CC Media Holdings, Inc.

Attention: Stock Plans Department

200 East Basse Road

San Antonio, Texas 78209

or by telephoning the Stock Plans Department at (210) 832-3475.

The information contained in this Offer to Exchange about CC Media should be read together with the information contained in the documents to which we have referred you.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recently dated document.

SECTION 17. Miscellaneous.

This Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. They contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should” and other words or phrases of similar meaning. Any or all of the forward-looking statements included in this Offer to Exchange and our SEC reports or other public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. These factors include, among other things, the risk factors and other cautionary statements included in our most recently filed reports on Form 10-K and Form 10-Q. Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with that law. If, after a good faith effort, we cannot comply with an applicable law, this Offer will not be made to, nor will elections to exchange Eligible Options be accepted from or on behalf of, the Eligible Persons residing in a jurisdiction where that law is applicable.

We have not made nor have we authorized any person to make on our behalf any recommendation as to whether you should elect to exchange or participate in the Tax Assistance Program (or refrain from doing so) pursuant to this Offer. You should rely only on the information contained in this Offer to Exchange or other information to which we have in this Offer to Exchange referred you. We have not authorized anyone to give you any information or to make any representations in connection with this Offer other than the information and representations contained in this Offer to Exchange, the related Election to Participate Form or Restricted Stock Agreement. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

CC Media Holdings, Inc.

October 22, 2012

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

CC MEDIA HOLDINGS, INC.

The directors and executive officers of CC Media Holdings, Inc. and their positions with the Company as of September 30, 2012 are set forth in the following table:

Name	Position
David C. Abrams	Director
Irving L. Azoff	Director
Steven W. Barnes	Director
Richard J. Bressler	Director
Charles A. Brizius	Director
Thomas W. Casey	Executive Vice President and Chief Financial Officer
John P. Connaughton	Director
C. William Eccleshare	Chief Executive Officer—Outdoor
Scott D. Hamilton	Senior Vice President, Chief Accounting Officer and Assistant Secretary
Blair E. Hendrix	Director
John E. Hogan	Chairman and Chief Executive Officer—Clear Channel Media & Entertainment
Jonathon S. Jacobson	Director
Ian K. Loring	Director
Mark P. Mays	Chairman and Director
Randall T. Mays	Director and Vice Chairman
Robert W. Pittman	Director and Chief Executive Officer
Scott M. Sperling	Director
Robert H. Walls, Jr.	Executive Vice President, General Counsel and Secretary

The address of each director and executive officer is: c/o CC Media Holdings, Inc., 200 East Basse Road, San

Antonio, Texas 78209.

A-1

SCHEDULE B

83(b) Election Form

See attached

B-1

SECTION 83(b) ELECTION

The undersigned taxpayer hereby elects, pursuant to Sec. 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the shares described below over the amount paid for those shares.

1.     The name, taxpayer identification number, address of the undersigned, and the taxable year for which this election is being made are:

    TAXPAYER’S NAME:

    TAXPAYER’S SOCIAL SECURITY NUMBER:

    ADDRESS:

    TAXABLE YEAR: Calendar Year 2012

2. The property which is the subject of this election is shares of common stock of CC Media Holdings, Inc. (CCMO).

3. The property was transferred to the undersigned on October     , 2012.

4. The property is subject to the following restrictions: The property is subject to forfeiture if the taxpayer does not satisfy the vesting requirements. The vesting requirement relates to the continued employment of the taxpayer by CC Media Holdings, Inc. (or one of its subsidiaries) and / or certain performance thresholds.              shares will become vested in four equal installments on each of the first four annual anniversaries of the deemed grant date provided that the Taxpayer is then so employed. The remaining              shares will become vested upon a certain cash return to the investor, but is also subject to the Taxpayer’s continued employment on such date. The property is also subject to accelerated vesting under certain circumstances in connection with a termination of employment following a change in control.

5. The fair market value of the property at the time of transfer is:

$             per share x                  shares = $                    .

6. The undersigned paid nothing for the shares.

7. The amount to include in gross income is $                .

The election will be filed with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the property. A copy of the election also will be furnished to the person for whom the services were performed. Additionally, the undersigned will include a copy of the election with his or her income tax return for the taxable year in which the property is transferred. The undersigned is the person performing the services in connection with which the property was transferred.

Dated:
Taxpayer Signature